Exhibit 10.10

CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is entered into as of November 29, 2021 by and among GSP Nutrition, Inc., a Delaware corporation (“GSP Nutrition”), the shareholders of GSP Nutrition, Inc. set forth on Schedule A hereto (each, a “GSP Shareholder” and collectively, the “GSP Shareholders”), and Smart for Life, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, each GSP Shareholder owns the number of shares of common stock, par value $0.001 per share (the “GSP Common Stock”), of GSP Nutrition set forth opposite such GSP Shareholder’s name on Schedule A attached hereto (collectively, the “Outstanding GSP Shares”); and

WHEREAS, the Outstanding GSP Shares constitute all of the outstanding GSP Common Stock; and

WHEREAS, the GSP Shareholders desire to contribute the Outstanding GSP Shares to the Company in exchange for the issuance by the Company to the GSP Shareholders of an aggregate number of shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of the Company (the “Estimated Aggregate Company Share Issuance”) determined by dividing the Purchase Price (as defined below) by $10.00 (the “Estimated PPS”), which Estimated Aggregate Company Share Issuance shall be subject to increase as set forth herein if the IPO PPS (as defined herein) is less than the Estimated PPS (the contribution by the GSP Shareholders of the Outstanding GSP Shares to the Company and the issuance by the Company to the GSP Shareholders of shares of Company Common Stock in exchange thereof are referred to as, the “GSP Contribution Transactions”); and

WHEREAS, the Estimated Aggregate Company Share Issuance shall be allocated among the GSP Shareholders as set forth on Schedule B hereto; and

WHEREAS, the parties desire to effect the GSP Contribution Transactions on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Contribution and Exchange; Closing.

(a) Contribution. On the Closing Date (as defined herein) and pursuant to the terms and conditions of this Agreement, each GSP Shareholder shall contribute, transfer, assign and convey to the Company, free and clear of any lien, claim, charge, mortgage, pledge, security interest, restriction or other encumbrance (collectively, “Encumbrances”), all right, title, and interest in and to all of the Outstanding GSP Shares owned by such GSP Shareholder as set forth opposite such GSP Shareholder’s name on Schedule A (each, a “GSP Shareholder Contribution” and collectively, the “GSP Shareholder Contributions”), together with any and all rights, privileges and benefits appertaining thereto, reserving unto the GSP Shareholders no rights or interests therein whatsoever.

(b) Exchange. On the Closing Date and pursuant to the terms and conditions of this Agreement, in exchange for the GSP Shareholder Contributions, the Company shall issue to each GSP Shareholder the number of shares of Company Common Stock set forth opposite such GSP Shareholder’s name on Schedule B hereto (collectively, the “Exchange”). In addition, if the IPO PPS is less than the Estimated PPS, the Estimated Aggregate Company Share Issuance shall be increased to an amount determined by dividing the Purchase Price by the IPO PPS (the “Final Aggregate Company Share Issuance”), and the Additional Company Shares (as defined below) shall be allocated among, and promptly issued to, the GSP Shareholders based on their percentage ownership of the Outstanding GSP Shares immediately prior to the Closing.

(c) Closing. The closing of the GSP Shareholder Contributions and the Exchange (the “Closing”) shall take place remotely via the exchange of executed documents on the date that is the second (2nd) business day following the satisfaction or waiver of the conditions set forth in Section 7 (other than any such condition required to be performed at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date or method of Closing is agreed to in writing by the Company and the GSP Shareholders. The actual date and time of the Closing are herein referred to as the “Closing Date.”

(d) Satisfaction of Payables. The accounts payable of GSP Nutrition as of the date hereof are set forth on Schedule 1(d), which schedule also identifies each Person to whom such accounts payable are owed (each, a “Third-Party Vendor”). Those Third-Party Vendors that are willing to accept shares of the Company’s Common Stock in full satisfaction of their accounts payable are listed on Schedule 1(d) under the heading “Satisfaction in Company Common Stock” and those Third-Party Vendors that must be paid in cash are listed under the heading “Satisfaction in Cash.” Schedule 1(d) shall be updated by GSP Nutrition at least two (2) days prior to the Closing. At the Closing, the Company shall issue to each Third-Party Vendor the number of shares of Company Common Stock set forth opposite such Third-Party Vendor’s name on Schedule 1(d) in satisfaction of the amounts owed to such Third-Party Vendor. The shares will be issued pursuant to a subscription agreement in a form mutually agreed upon by GSP and the Company. The number of shares of Company Common Stock to be issued to the Third-Party Vendors shall be subject to adjustment in a manner consistent with the adjustment in favor of the GSP Shareholders set forth in Section 1(b) above and as set forth in the applicable subscription agreement. At the Closing, the Company shall also pay, or cause GSP Nutrition to pay, in cash to each Person listed on Schedule 1(d) under the heading “Satisfaction in Cash” the amounts set forth opposite such Person’s name on Schedule 1(d). The total amount dollar value of accounts payable at the Closing shall not exceed $360,000.

2. Defined Terms. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Additional Company Shares” means the amount by which the Final Aggregate Company Share Issuance exceeds the Estimated Aggregate Company Share Issuance.

(b) “Affiliate” means, with respect to the indicated Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, the indicated Person. For purposes of this definition, the terms “control”, “controlled by” and “under common control with” means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of the indicated Person, whether through the ownership of voting securities, by trust, agreement, contract or otherwise.

(c) “Applicable Law” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, judgment, ruling, order or other requirement issued, enacted, adopted, promulgated, implemented, rendered or otherwise put into effect by or under the authority of any Governmental Entity.

(d) “Governmental Entity” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government or (iii) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, taxing authority, commission, instrumentality, official, organization, unit or body and any court or other tribunal.

(e) “GSP Fundamental Representations” means the representations and warranties made pursuant to Sections 3(a), 3(d), 3(e), 4(a), 4(c), 4(f) and 4(m).

(f)   “GSP Material Adverse Effect” means any material adverse effect on the assets, properties, condition (financial or otherwise), operations of GSP Nutrition, provided, however, that a Material Adverse Effect shall not include: (i) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which GSP Nutrition conducts its business, so long as such changes or conditions do not adversely affect GSP Nutrition in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (ii) any change in applicable law or U.S. Generally Accepted Accounting Principles or interpretation thereof after the date hereof, so long as such changes do not adversely affect GSP Nutrition in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (iii) the transactions contemplated by this Agreement becoming public; or (iv) compliance with the terms of, and taking any action required by, this Agreement, or the taking or not taking any actions at the request of, or with the consent of, the Company.

(g) “Inventory” means all inventories of raw materials, supplies, work-in-process, finished goods, and other materials used in or held for use in the business GSP Nutrition.

(h) “IPO PPS” means the effective price per share of Company Common Stock as set forth in the final prospectus related to the Company’s initial underwritten public offering of the Company Common Stock under the Securities Act of 1933, as amended (the “Securities Act”). For the avoidance of doubt, the current proposed structure of the securities being sold in the Company’s initial public offering is the sale of units consisting of one share, one warrant with an exercise price equal to 50% of the unit price and a second warrant with an exercise price equal to 100% of the unit price, but the second warrant automatically becomes exercisable on a cashless basis without the payment of any consideration on the tenth day following the IPO Date. Assuming an a initial public offering price per Unit of $10.00, the IPO PPS would be $5.00.

(i) “Percentage Interest” means, with respect to a GSP Shareholder, a fraction, the numerator of which is the shares of Company Common Stock received by such GSP Shareholder pursuant to Section 1(b) of this Agreement and the denominator of which is the aggregate number of shares of Company Common Stock issued to all GSP Shareholders pursuant to Section 1(b) of this Agreement.

(j) “Person” means any natural person, corporation, partnership, limited liability company, limited company, company, trust, association, unincorporated organization, Governmental Entity, or other legal entity.

(k) “Purchase Price” means Four Hundred Twenty Five Dollars ($425,000) minus, to the extent not paid by the GSP Nutrition before the Closing, the amount of all fees, costs and expenses (including legal, accounting, investment banking, broker's, finder's and other professional or advisory fees and expenses) of GSP Nutrition incurred by or on behalf of, or to be paid by, GSP Nutrition in connection with the negotiation and execution of this Agreement and the other transaction documents and the consummation of the transactions contemplated by this Agreement (excluding any amounts due and payable to any Person as set forth on Schedule 1(d) and the fees payable pursuant to Section 6(c) of this Agreement, which amounts and fees shall not reduce the Purchase Price).

(l) “Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

(m) “Specific GSP Shareholder” means Stuart Benson, SIGroup Ventures, LLC, NutraGlobal, LLC, HCFP Capital Partners, LLC, HCFP Direct Investments and GSP Sports Brands, Inc.

(n) “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, in each case, imposed by any Taxing Authority.

(o) “Taxing Authority” means any governmental entity having or purporting to exercise jurisdiction with respect to any Tax.

(p) “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority.

(q) “Transaction Proposal” means any written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all of the assets of GSP Nutrition, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Outstanding GSP Shares, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving GSP Nutrition in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction.

3. Representations and Warranties of the GSP Shareholders. Each GSP Shareholder hereby, severally and not jointly, represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

(a) Organization; Authority; Binding Agreement.  With respect to each GSP Shareholder that is an entity, (i) such GSP Shareholder is a corporation, limited liability company or limited partnership (as applicable), duly organized and validly existing under the laws of the state of its organization and (ii) the execution, delivery and performance by such GSP Shareholder of this Agreement and any other document being delivered by such GSP Shareholder pursuant to this Agreement have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action.  With respect to any GSP Shareholder that is an individual, such GSP Shareholder has full power and authority to enter into this Agreement and any other document being delivered by such GSP Shareholder pursuant to this Agreement and to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement is a valid and binding agreement of such GSP Shareholder, enforceable against such GSP Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles and except insofar as the enforceability of any provision of such agreement would be restricted or void by reason of public policy.

(b) Non-contravention.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any agreement or contract to which such GSP Shareholder is a party or by which such GSP Shareholder is bound, or any Applicable Law of any Governmental Entity having jurisdiction over such GSP Shareholder or any order, judgment or decree applicable to such GSP Shareholder or (ii) result in the creation or imposition of any Encumbrance on any of the Outstanding GSP Shares owned by such GSP Shareholder.

(c) No Consents.  No notice to, filing with, or authorization, registration, consent or approval of any Governmental Entity or other Person is necessary for the execution, delivery or performance by such GSP Shareholder of this Agreement or the consummation of the transactions contemplated hereby.  The sale of the Outstanding GSP Shares being contributed, transferred and assigned by such GSP Shareholder to the Company will not trigger any right of first refusal or co-sale rights.

(d) Ownership of Outstanding GSP Shares.  Such GSP Shareholder owns the Outstanding GSP Shares set forth opposite such GSP Shareholder’s name on Schedule A hereto, free and clear of all Encumbrances.  The Outstanding GSP Shares set forth opposite such GSP Shareholder’s name on Schedule A hereto are the only shares of capital stock of GSP owned, directly or indirectly, by such GSP Shareholder, and such GSP Shareholder has no convertible notes or other convertible securities, options, rights or warrants to purchase additional shares of capital stock of GSP Nutrition.  After giving effect to the GSP Shareholder Contribution of such GSP Shareholder, such GSP Shareholder shall have no ownership interest in GSP Nutrition and GSP Nutrition shall not be indebted to such GSP Shareholder for any amounts.  Such GSP Shareholder has the absolute and unrestricted right, power and capacity to contribute, transfer and assign such GSP Shareholder’s Outstanding GSP Shares to the Company, free and clear of any Encumbrances.  The Outstanding GSP Shares being contributed, transferred and assigned by the GSP Shareholders, as set forth on Schedule A hereto, represent one hundred percent (100%) of the outstanding capital stock of GSP Nutrition, and, subject to Section 7(a)(vi), as of the Closing Date no Person has any rights, options or warrants to purchase shares of capital stock or other equity interests of GPS Nutrition (whether from GSP Nutrition or from any third party).

(e) Brokers’ and Finders’ Fees.  Such GSP Shareholder has not incurred, nor will such GSP Shareholder incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

(f)   Legal Proceedings.  There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity pending or threatened against or by such GSP Shareholder.

(g) Affiliate Agreements.  GSP Nutrition is not a party to, or bound by, any written or oral agreement or arrangement with such GSP Shareholder, any family member thereof or any Person Affiliated with such GSP Shareholder or family member.  No GSP Shareholder or any family member or Affiliate thereof (i) owns any property or right, tangible or intangible, that is used by GSP Nutrition or any of its subsidiaries in the operation or conduct of its business or (ii) has any claim or cause of action against GSP Nutrition.

(h) Investment Representations. With respect to the Company Common Stock to be issued to such GSP Shareholder in connection with the Exchange:

(i) Such GSP Shareholder acknowledges that such GSP Shareholder has received all the information that such GSP Shareholder considers necessary or appropriate for deciding whether to acquire the Company Common Stock. Such GSP Shareholder further represents that such GSP Shareholder has had an opportunity to ask questions and receive answers from the Company regarding the Company and the Company Common Stock.

(ii)   Such GSP Shareholder acknowledges that such GSP Shareholder can bear the economic risk of his, her or its investment, and has such knowledge and experience in financial or business matters that makes such GSP Shareholder capable of evaluating the merits and risks of the investment in the Company Common Stock.

(iii)   Such GSP Shareholder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.

(iv) Such GSP Shareholder acknowledges that the Company Common Stock are characterized as “restricted securities” under the federal securities laws insofar as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Company Common Stock may not be resold without registration under the Securities Act except in certain limited circumstances. Therefore, such GSP Shareholder represents that he, she or it is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Securities Act, and understands the resale limitations imposed thereby and by the Securities Act.

(v) Such GSP Shareholder recognizes that an investment in the Company Common Stock involves a high degree of risk, including, but not limited to, the risk of economic losses from operations of the Company.

(vi) Such GSP Shareholder is in a financial position to hold the Company Common Stock for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of such GSP Shareholder’s investment in the Company Common Stock.

(vii)   Such GSP Shareholder is a bona fide resident of, is domiciled in and received the offer and made the decision to be issued the Company Common Stock in the state identified in the address of such GSP Shareholder on the signature pages hereto.

4. Representations and Warranties Concerning GSP Nutrition. Each Specific GSP Shareholder (but not any non-Specific GSP Shareholder) hereby, severally and not jointly, represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

(a) Organization; Standing and Power; Authority and Enforceability. Organization; Authority; Binding Agreement. GSP Nutrition is a corporation duly organized and validly existing under the laws of the State of Delaware. The execution, delivery and performance by GSP Nutrition of this Agreement and any other document being delivered by the GSP Nutrition pursuant to this Agreement have been duly authorized by all necessary corporate action. This Agreement is a valid and binding agreement of GSP Nutrition, enforceable against GSP Nutrition in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles and except insofar as the enforceability of any provision of such agreement would be restricted or void by reason of public policy.

(b) No Subsidiaries. GSP Nutrition does not have any subsidiaries, nor does it control, directly or indirectly, or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

(c) Capitalization.

(i) Schedule 4(c) sets forth the authorized, issued and outstanding securities of GSP Nutrition and identifies each of the owners of such securities.

(ii)   GSP Nutrition has no plans or agreements pursuant to which it has granted or committed to grant any option or right to acquire capital stock or any other award payable in or based upon the capital stock of GSP Nutrition. There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any capital stock or other equity or voting interests of GSP Nutrition and there are no “phantom interest” rights, interest appreciation rights or other similar rights with respect to GSP Nutrition. There are no contracts of any kind to which GSP Nutrition is a party or by which GSP Nutrition is bound, obligating GSP Nutrition to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional capital stock or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, capital stock, or other equity or voting interests in, GSP Nutrition, or any “phantom interests” right, interest appreciation right or other similar right with respect to GSP Nutrition, or obligating GSP Nutrition to enter into any such contract.

(iii)   There are no securities or other instruments or obligations of GSP Nutrition, the value of which is in any way based upon or derived from any equity or voting interests of GSP Nutrition or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which any of GSP Nutrition’ members may vote.

(iv) There are no contracts, contingent or otherwise, obligating GSP Nutrition to repurchase, redeem or otherwise acquire any capital stock of, or other equity or voting interests in, GSP Nutrition. There are no voting trusts, registration rights agreements or stockholder or member agreements to which GSP Nutrition is a party with respect to the voting of capital stock in GSP Nutrition or with respect to the granting of registration rights for any of the capital stock in GSP Nutrition. There are no rights plans affecting GSP Nutrition.

(v) GSP Nutrition has no outstanding indebtedness for borrowed money.

(d) Non-contravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any agreement or contract to which GSP Nutrition is a party or by which GSP Nutrition is bound (or the organizational documents of GSP Nutrition), or any applicable law of any governmental entity having jurisdiction over GSP Nutrition or any order, judgment or decree applicable to GSP Nutrition or (ii) result in the creation or imposition of any encumbrance on any assets of the GSP Nutrition.

(e) Financial Statements. Schedule 4(e) contains true and complete copies of (i) the unaudited combined balance sheet of GSP Nutrition as of December 31, 2020 and December 31, 2019 and the related unaudited combined statements of income, stockholders’ equity and cash flows for the two years ended December 31, 2020 and December 31, 2019 (the “Annual Financial Statements”) and (ii) the unaudited combined balance sheet of GSP Nutrition and their Subsidiaries as of September 30, 2021 and the related statements of income, stockholders’ equity and cash flows for the nine-month period ended September 30, 2021 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). Except as set forth in Schedule 4.5, the Financial Statements fairly present, in all material respects, the financial condition and results of operations of GSP Nutrition as of the indicated dates and for the indicated periods (subject to normal year-end adjustments and the absence of notes).

(f)   Taxes. Except as set forth in Schedule 4.6:

(i) All material Tax Returns required to have been filed by GSP Nutrition has been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid or accrued.

(ii)   To the actual knowledge of the GSP Shareholders, there is no audit pending against GSP Nutrition in respect of any Taxes. There are no liens on any of the assets of GSP Nutrition that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

(iii)   GSP Nutrition has withheld and paid or accrued for all material Taxes required to have been withheld and paid or accrued for in connection with amounts paid or owing to any third party.

(iv) GSP Nutrition has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) GSP Nutrition is not a party to any Tax allocation or sharing agreement.

(g) Compliance with Laws and Orders; Permits.

(i) To the actual knowledge of the GSP Shareholders, GSP Nutrition is in compliance with all laws and orders to which the businesses of GSP Nutrition are subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a GSP Material Adverse Effect.

(ii)   GSP Nutrition owns, holds, possesses, or lawfully uses in the operation of their businesses all permits that are necessary for it to conduct its businesses as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a GSP Material Adverse Effect.

(h) No Undisclosed Liabilities. GSP Nutrition does not have any liabilities, except for (a) liabilities set forth in the Interim Financial Statements, (b) liabilities which have arisen since the date of the Interim Financial Statements in the ordinary course of business, or (c) liabilities arising in connection with the transactions contemplated thereby.

(i) Real Property. GSP Nutrition does not own or lease any real property.

(j) ABG-SI License Agreement.

(i) Except as set forth on Schedule 4.10, neither GSP Nutrition nor, to the actual knowledge of the GSP Shareholders, the other parties to the ABG-SI License Agreement are in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in the ABG-SI License Agreement.

(ii)   The ABG-SI License Agreement is a legal, valid and binding obligation of the parties thereto, enforceable against each party thereto in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. The ABG-SI License Agreement is in full force and effect.

(k) Contracts. Except for the ABG-SI License Agreement or as set forth on Schedule 4(k), as of the date hereof, GSP Nutrition is not a party to or bound by any: (i) contract not contemplated by this Agreement that materially limits the ability of GSP Nutrition to engage or compete in any manner, of the businesses presently conducted by GSP Nutrition or the Company; (ii) contract that creates a partnership or joint venture or similar arrangement with respect to any material businesses of the Company; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness for borrowed money in excess of $25,000; (iv) contract that relates to the acquisition or disposition of any material business (whether by merger, sale of equity, sale of assets or otherwise) other than this Agreement; or (v) contract that involves performance of services or delivery of goods or materials by or to GSP Nutrition in an amount or with a value in excess of $25,000.

(l) Legal Proceedings. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity pending or, to the actual knowledge of the GSP Shareholders, threatened against or by GSP Nutrition.

(m) Brokers’ and Finders’ Fees. GSP Nutrition has not incurred, nor will the GSP Nutrition incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

(n) Inventory. All Inventory is owned by GSP Nutrition, and, to the actual knowledge of the GSP Shareholders, all such inventory consists of a quality and quantity usable and salable for sale in the ordinary course of business at customary gross margins, except for any inventory that is obsolete, discontinued, damaged, or of below standard quality or merchantability that has been written down to realizable fair market value on the Financial Statements. To the actual knowledge of the GSP Shareholders, none of such inventory is obsolete, discontinued, damaged, overage, or of below standard quality or merchantability, except for items that have been written down to realizable market value on the Financial Statements.

5. Representations and Warranties of the Company. The Company hereby represents and warrants to the GSP Shareholders as of the date hereof and as of the Closing Date as follows:

(a) Organization; Authority; Binding Agreement. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The execution, delivery and performance by the Company of this Agreement and any other document being delivered by the Company pursuant to this Agreement have been duly authorized by all necessary corporate action. This Agreement is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles and except insofar as the enforceability of any provision of such agreement would be restricted or void by reason of public policy.

(b) Non-contravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any agreement or contract to which the Company is a party or by which the Company is bound (or the organizational documents of the Company), or any applicable law of any governmental entity having jurisdiction over the Company or any order, judgment or decree applicable to the Company or (ii) result in the creation or imposition of any encumbrance on any assets of the Company.

(c) No Consents. Assuming the accuracy of the representations and warranties made by the GSP Shareholders in Section 3, no notice to, filing with, or authorization, registration, consent or approval of any governmental entity or other Person is necessary for the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except for filings, if any, pursuant to Regulation D of the Securities Act and applicable state securities laws.

(d) Capitalization; Issuance of Estimated Aggregate Company Share Issuance. Immediately following the consummation of the GSP Contribution Transactions, the capitalization of the Company shall be as set forth on Schedule 5(d) to the Agreement. When issued and delivered in accordance with this Agreement, the Company Common Stock issued to the GSP Shareholders will be validly issued and nonassessable, free and clear of all preemptive rights and any other Encumbrances.

(e) Subsidiaries. Immediately following the consummation of the GSP Contribution Transactions, the Company shall own, directly or indirectly, the percentage of each of the entities set forth on Schedule 5(e) hereto (each, a “Company Subsidiary”). Except for the Company Subsidiaries listed on Schedule 5(e), the Company does not own, directly or indirectly (including through any Company Subsidiary), any ownership interest in or to any other Person.

(f)   Brokers’ and Finders’ Fees. The Company has not incurred, nor will the Company incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

(g) Legal Proceedings. Except as set forth on Schedule 5(g), there are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity pending or threatened against or by the Company or any of its subsidiaries.

6. Covenants.

(a) Conditions. Each of the Company and the GSP Shareholders shall use their commercially reasonable efforts to cause the conditions set forth in this Agreement to be satisfied and to consummate the transactions contemplated herein as soon as practicable after the date hereof.

(b) Further Actions. If at any time after the Closing, the Company shall consider or be advised that any further assignments, conveyances, transfers, or any other similar actions or things, may be necessary or appropriate to transfer to the Company any right, title or interest of the GSP Shareholders in or to the Outstanding GSP Shares, each of the GSP Shareholders agrees to promptly execute, deliver and record, or cause to be executed, delivered and recorded, any and all such further instruments of assignment, conveyance and transfer and take, or cause to be taken, all actions and do, or cause to be done, all things, as may be reasonably requested by the Company to transfer to the Company all right, title and interest of the GSP Shareholders in and to the Outstanding GSP Shares.

(c) ABG-SI License Fees. Concurrently with the Closing, the Company shall, or shall cause GSP Nutrition to, pay the outstanding license fees due and owing to ABG-SI, LLC by GSP Nutrition pursuant to that certain License Agreement, effective as of June 1, 2020 and as amended (the “ABG-SI License Agreement”), by and between ABG-SI, LLC and GSP Nutrition.

(d) Releases of GSP Shareholders. Effective as of the Closing, each GSP Shareholder, on such GSP Shareholder’s own behalf, hereby forever releases, remises and discharges GSP Nutrition and each of its officers, directors and employees (collectively, the “Released Parties”) from any and all claims, demands, controversies, actions, causes of action, obligations, liabilities, costs, expenses, fees and damages whatsoever in character, nature and kind, at law or in equity which such GSP Shareholder now has, had ever had or may hereafter have against GSP Nutrition or any of the other Released Parties arising from conduct occurring on or prior to the Closing Date. Each GSP Shareholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Released Parties, based upon any matter purported to be released hereby.

(e) Operation of the Company’ Business. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Section 8(c), GSP Nutrition, except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable law or (iii) with the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned, or delayed), shall:

(i) use commercially reasonable efforts to carry on its business in a manner consistent with past practice and refrain from extraordinary transactions;

(ii)   use commercially reasonable efforts to maintain the properties and other assets of the GSP Nutrition in good working order (normal wear excepted); and

(iii)   use GSP Nutrition’s commercially reasonable efforts to maintain its business and employees, customers, assets and operations as a going concern and in accordance with past practice.

(f)   Access. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Section 8(c), GSP Nutrition will provide reasonable access to its financial, accounting, business records, contracts and other legal documents maintained by it for the purpose of the Company completing its due diligence investigation. The Company shall not contact or communicate with any of GSP Nutrition’s employees, customers, suppliers or advisors without the prior written consent of GSP Nutrition and in the presence of the GSP Nutrition’s management. The parties hereto will cooperate to complete due diligence in a reasonably expeditious timeframe.

(g) Notice of Developments. The GSP Shareholders and GSP Nutrition will give prompt written notice to the Company of any event that would reasonably be expected to give rise to, individually or in the aggregate, a GSP Material Adverse Effect or would reasonably be expected to cause a breach of any of their respective representations, warranties, covenants or other agreements contained herein. The Company will give prompt written notice to GSP Nutrition of any event that could reasonably be expected to cause a breach of any of its representations, warranties, covenants or other agreements contained herein or could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as set forth below, the delivery of any notice pursuant to this Section 6(g) will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice; provided, however, if GSP Nutrition provides notice of any such GSP Material Adverse Effect or breach of this Agreement pursuant to this Section 6(g) and the Company elects to consummate the Closing notwithstanding such GSP Material Adverse Effect or breach, the GSP Shareholders shall have no liability under this Agreement arising out of such GSP Material Adverse Effect or breach.

(h) No Solicitation.

(i) Each of the GSP Shareholders and GSP Nutrition will and will cause each of their Representatives to cease immediately any existing discussions regarding a Transaction Proposal.

(ii)   During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Section 8(c), without the prior consent of the Company, GSP Nutrition shall not, nor will it authorize or permit any of its Representatives, including, without limitation, any GSP Shareholder to, directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. GSP Nutrition shall immediately communicate to the Company the terms of any Transaction Proposal received by any of the GSP Shareholders or GSP Nutrition, or any of their Representatives.

(i) Financial Information. GSP Nutrition shall reasonably cooperate with the Company and the Company’s independent certified public accounting firm, in order to enable the Company to create audited financial statements prepared in accordance with GAAP for the two full fiscal years preceding the Closing Date by making available GSP Nutrition’s records as they are maintained in the ordinary course of business and answering reasonable questions.

(j) Confidentiality. Except as otherwise required by applicable law, each of the parties executing this Agreement will treat and hold as confidential all of the other party’s Confidential Information (as defined below), refrain from disclosing any of the Confidential Information except in connection with the transactions contemplated hereby, and deliver promptly to the other party or destroy, at the request and option of the other party, all tangible embodiments (and all copies) of the other party’s Confidential Information which are in its possession. Notwithstanding the foregoing, either party may disclose the other party’s Confidential Information to its employees, directors, attorneys, accountants, investors or prospective investors and other representatives who have a need to know such Confidential Information in order to enable the disclosing party to use such Confidential Information for purposes permitted in this summary of terms provided such representatives agree to be bound to use and disclose such Confidential Information for no other purpose. Each party shall take such steps as are required to insure the confidentiality of Confidential Information used by its representatives. For purposes of this summary of terms, “Confidential Information” means with respect to a party, any information concerning the organization, business or finances of such party, or of any third party that such party is under an obligation to keep confidential that is maintained by such party as confidential, and that is not available to the party from public or other sources. Confidential Information includes, but is not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know-how, show-how, techniques, systems, models, algorithms, processes, software programs, works of authorship, customer lists, projects, plans and proposals. From and after the Closing Date, this Section 6(k) shall no longer apply to the Company in respect of GSP Nutrition and, prior to the Closing Date, the Company shall be permitted to disclose Confidential Information as required by applicable federal securities laws in connection with the filing of a registration statement by the Company with the SEC.

(k) Disclosure Schedule. The parties acknowledge and agree that (i) none of the Company nor the GSP Shareholder and GSP Nutrition have yet delivered a definitive disclosure schedules to this Agreement to the other parties, and (ii) none of the parties has been provided with copies of, nor had an opportunity to review, the items to be referred to on the disclosure schedules once delivered. Each of the parties shall deliver to the other parties the respective schedules to the Agreement, and documents referred to thereon, in final form within 7 days of the date hereof. The parties shall have 7 days following delivery of such schedules and such documents in which to terminate this Agreement if no party objects to any information contained in such schedules or the contents of any such document and parties cannot agree on mutually satisfactory modifications thereto.

7. Conditions to Closing.

(a) Conditions to the Company’s Obligations. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (except to the extent waived in writing by the Company) at or prior to Closing of the following conditions:

(i) Each of the representations and warranties made by the GSP Shareholders in Section 3 of this Agreement shall be true and correct in all respects as of the Closing Date. The GSP Shareholders shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing;

(ii)   All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity with respect to the transactions contemplated by this Agreement shall have been obtained or made, as applicable, and shall be in full force and effect;

(iii)   GSP Nutrition shall have delivered the consent of ABG-SI, LLC to the assignment of the ABG-SI License Agreement (the “ABG-SI Consent”), which ABG-SI Consent shall be conditioned upon payment of the outstanding license fees due and owing to ABG-SI, LLC concurrently with the Closing as contemplated by Section 6(c) above.

(iv) Each GSP Shareholder shall have delivered to the Company certificates, if any, representing the Outstanding GSP Shares owned by such GSP Shareholder, duly endorsed in blank or with stock powers duly endorsed in blank, in proper form for transfer, with all appropriate stock transfer tax stamps affixed;

(v) The Company shall have received resignations effective immediately upon Closing of the directors and officers of GSP Nutrition set forth on Schedule 6.1(e);

(vi) Any and all options and warrants to purchase capital stock of GSP Nutrition shall have been cancelled, and the GSP Stockholders shall have delivered to the Company evidence (satisfactory to the Company) of cancellation of any such options and warrants;

(vii)   The Company shall have completed its business, accounting and legal due diligence review of the GSP Nutrition, its assets and liabilities, and the results thereof shall be reasonably satisfactory to the Company.

(viii)   There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Interim Financial Statements, which has had or is reasonably likely to cause a GSP Material Adverse Effect.

(ix) GSP Nutrition shall have delivered evidence reasonably satisfactory to the Company of its organization and proceedings and its existence in the jurisdiction in which it is formed, including evidence of such existence as of the Closing.

(b) Conditions to the GSP Shareholders’ Obligations. The obligations of the GSP Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (except to the extent waived in writing by the GSP Shareholders) at or prior to Closing of each of the following conditions:

(i) Each of the representations and warranties made by the Company in Section 5 of this Agreement shall be true and correct in all respects as of the Closing Date. The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing;

(ii)   All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity with respect to the transactions contemplated by this Agreement shall have been obtained or made, as applicable, and shall be in full force and effect; and

(iii)   The Company shall have delivered to each GSP Shareholder stock certificates representing the number of shares of Company Common Stock set forth opposite such GSP Shareholder’s name on Schedule B hereto.

8. Miscellaneous.

(a) Survival; Limitations on Liability. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for a period of twenty-four (24) months. The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing indefinitely.

No GSP Shareholder shall be responsible for, or have any liability with respect to, any breach by any other GSP Shareholder of the representations and warranties made by such other GSP Shareholder pursuant to Section 3 of this Agreement. Each Specific GSP Shareholder shall only be responsible for such Specific GSP Shareholder’s Percentage Interest of any losses or damages arising from a breach of any of the representations and warranties of Section 4 of this Agreement. The non-Specific GSP Shareholders shall not be responsible or liable for any breaches of any of the representations and warranties of Section 4 of this Agreement. The aggregate liability of a GSP Shareholder for breaches of the representations and warranties of Section 3 and 4 hereof shall be, (i) in the case of the non-GSP Fundamental Representations, twenty-five percent (25%) of the Purchase Price received by such GSP Shareholder in shares of Company Common Stock and (ii) in the case of the GSP Fundamental Representations (but subject to the first sentence of this paragraph and, in the case of the non-Specific GSP Shareholders, the third sentence of this paragraph), one hundred percent (100%) of the Purchase Price received by such GSP Shareholder in shares of Company Common Stock. Notwithstanding anything contained herein to the contrary, the aggregate liability of a GSP Shareholder under this Agreement shall not exceed the Purchase Price received by such GSP Shareholder in shares of Company Common Stock. If any damages or losses are determined to be due and owing by any GSP Shareholder for a breach of this Agreement, such GSP Shareholder shall have the right, in such GSP Shareholder’s sole discretion, to satisfy such damages or losses either (i) in cash or (ii) in shares of Company Common Stock received pursuant to this Agreement, which shares shall be valued at the IPO PPS.

(b) Amendments. This Agreement may be amended, modified, or supplemented only pursuant to a written instrument making specific reference to this Agreement and signed by the Company and the GSP Shareholders holding a majority of the Outstanding GSP Shares.

(c) Termination. This Agreement shall terminate and be of no further force and effect if the Closing has not occurred on or before the sixtieth (60th) day following the date hereof.

(d) Assignment. Neither this Agreement nor any right or obligation hereunder shall be assigned, delegated, or otherwise transferred (whether voluntarily, by operation of law, by merger, or otherwise) by the Company, on the one hand, or the GSP Shareholders, on the other hand, without the prior written consent of the other parties. Any attempted assignment, delegation, or transfer in violation of this Section 8(d) shall be void and of no force or effect.

(e) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.

(f)   Construction. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Unless the context otherwise requires, (i) all references to Sections contained in this Agreement are references to sections of this Agreement, (ii) words in the singular include the plural and vice versa, and (iii) words of any gender include each other gender. As used in this Agreement the following words or phrases have the following meanings: (i) “hereby”, “herein”, “hereof”, “hereto”, “hereunder”, and words of similar import refer to this Agreement as a whole and not to any particular provision hereof; and (ii) “or” means “and/or”.

(g) Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be an original, and all of which when taken together shall constitute one and the same instrument. Facsimile, .pdf and other electronic signatures to this Agreement shall have the same effect as original signatures.

(h) Entire Agreement. This Agreement (and the documents referenced herein) constitute the entire agreement of the parties hereto in respect of the subject matter hereof, and supersedes any and all prior agreements or understandings between the parties hereto in respect of such subject matter.

(i) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with an internationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature pages hereto, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8(i).

(j) Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable under the Applicable Law of any jurisdiction, (i) the remainder of this Agreement or the application of such provisions to other Persons or circumstances or in other jurisdictions shall not be affected thereby, (ii) such invalid, illegal, or unenforceable provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such Applicable Law, and (iii) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

(k) No Third-Party Beneficiaries. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto and their respective heirs, successors, and permitted assigns any right, benefit, or remedy under or by reason of this Agreement.

(l) No Waiver. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the party to be charged with such waiver. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent default, either of similar or different nature, unless expressly so stated in such writing.

(m) Governing Law. This Agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of Delaware applicable to contracts executed and performable in such State.

(n) Jurisdiction; Venue. Any dispute regarding the interpretation or validity of, or otherwise arising out of or relating to, this Agreement or the transactions contemplated hereby shall be subject to the jurisdiction of either the federal or state court sitting in the State of Delaware sitting in the County of New Castle. Each party hereto hereby submits to the personal and exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such dispute and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such dispute in any such court or that any such dispute that is brought in any such court has been brought in an inconvenient forum.

(o) Undisclosed Capital Stock of GSP Shareholders. Each GSP Shareholder acknowledges and agrees that, to the extent such GSP Shareholder owns any shares of capital stock or other equity interests (or any options, rights or warrants to purchase shares of capital stock or other equity interests) of GSP Nutrition that are not set forth on Schedule A hereto (“Undisclosed GSP Equity”), such GSP Shareholder is selling, transferring, conveying and assigning such Undisclosed GSP Equity to the Company on the Closing Date.

(p) Transfer Taxes. The Company shall be responsible for all transfer taxes associated with the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Contribution and Exchange Agreement to be duly and validly executed as of the date first set forth above.

COMPANY:
SMART FOR LIFE, INC.

By:	/s/ Alfonso J. Cervantes
	Name:	Alfonso J. Cervantes
	Title:	Executive Chairman

Address:

with a copy to (which shall not constitute notice):

Bevilacqua PLLC
1050 Connecticut Avenue, NW
Suite 500
Washington, D.C. 20036
Attention: Louis A. Bevilacqua
Email:

IN WITNESS WHEREOF, the parties hereto have caused this Contribution and Exchange Agreement to be duly and validly executed as of the date first set forth above.

GSP NUTRITION, INC.:

By:	/s/ Stuart Benson
	Name:	Stuart Benson
	Title:	Co-Chairman

Address:

with a copy to (which shall not constitute notice):

Greenberg Traurig, P.A.
401 E. Las Olas Boulevard, Suite 2000
Fort Lauderdale, FL 33301
Attention: Mathew Hoffman
Email: hoffmanma@gtlaw.com

IN WITNESS WHEREOF, the parties hereto have caused this Contribution and Exchange Agreement to be duly and validly executed as of the date first set forth above.

GSP SHAREHOLDERS:

SIGROUP VENTURES, LLC

By:	/s/ Stuart Benson
Name:	Stuart Benson
Title:	Managing Member

Address:

SGSP INC.

By:	/s/ Joshua Lamstein
Name:	Joshua Lamstein
Title:	Chairman

Address:

IN WITNESS WHEREOF, the parties hereto have caused this Contribution and Exchange Agreement to be duly and validly executed as of the date first set forth above.

GSP SHAREHOLDERS:

EXECUTIVE DIRECT, INC.

By:	/s/ Jason Provenzano
Name:	Jason Provenzano
Title:	President

Address:

/s/ Stuart Benson
Stuart Benson

Address:

IN WITNESS WHEREOF, the parties hereto have caused this Contribution and Exchange Agreement to be duly and validly executed as of the date first set forth above.

GSP SHAREHOLDERS:

NUTRAGLOBAL, LLC

By:	/s/ Stuart Benson
Name:	Stuart Benson
Title:	Managing Member

Address:

HAYES FAMILY TRUST

By:	/s/ Donald L. Hayes
Name:	Donald L. Hayes
Title:	Trustee

Address:

IN WITNESS WHEREOF, the parties hereto have caused this Contribution and Exchange Agreement to be duly and validly executed as of the date first set forth above.

GSP SHAREHOLDERS:

PALMERHOUSE FREESTYLE FUND 1 LLC

By:	/s/ Robert Greenspan
Name:	Robert Greenspan
Title:	Manager

Address:

NU VIEW TRUST COMPANY CUSTODIAN FBO MICHAEL GREENSPAN IRA

By:	/s/ Glen Mather
Name:	Glen Mather
Title:	Authorized Signer

Address:

IN WITNESS WHEREOF, the parties hereto have caused this Contribution and Exchange Agreement to be duly and validly executed as of the date first set forth above.

GSP SHAREHOLDERS:

HCFP/CAPITAL PARTNERS 36B-4 LLC

By:	/s/ Anthony Dubreville
Name:	Anthony Dubreville
Title:	Manager

Address:

HCFP/DIRECT INVESTMENTS LLC

By:	/s/ Joshua Lamstein
Name:	Joshua Lamstein
Title:	Manager

Address:

IN WITNESS WHEREOF, the parties hereto have caused this Contribution and Exchange Agreement to be duly and validly executed as of the date first set forth above.

GSP SHAREHOLDERS:

MAKERS NUTRITION

By:	/s/ Jason Provenzano
Name:	Jason Provenzano
Title:	President/CEO

Address:

DUBREVILLE FAMILY TRUST, 7/1/97, ANTHONY M. DUBREVILLE, TRUSTEE

By:	/s/ Anthony Dubreville
Name:	Anthony Dubreville
Title:	Trustee

Address:

IN WITNESS WHEREOF, the parties hereto have caused this Contribution and Exchange Agreement to be duly and validly executed as of the date first set forth above.

GSP SHAREHOLDERS:

/s/ Robert Bernstein
Dr. Robert Bernstein

Address:

/s/ Seth D. Moskowitz
Seth D. Moskowitz

Address:

/s/ Jaren Toren
Jared Toren

Address:

IN WITNESS WHEREOF, the parties hereto have caused this Contribution and Exchange Agreement to be duly and validly executed as of the date first set forth above.

GSP SHAREHOLDERS:

JOSHUA R. LAMSTEIN C/F RUBY LAMSTEIN – UTMA/NY

By:	/s/ Joshua Lamstein
Name:	Joshua Lamstein
Title:	Custodian

Address:

JOSHUA R. LAMSTEIN C/F NICO LAMSTEIN – UTMA/NY

By:	/s/ Joshua Lamstein
Name:	Joshua Lamstein
Title:	Custodian

Address:

JOSHUA R. LAMSTEIN C/F GOLDIE LAMSTEIN – UTMA/NY

By:	/s/ Joshua Lamstein
Name:	Joshua Lamstein
Title:	Custodian

Address:

Schedule A

GSP Shareholder	Number of Shares of GSP Nutrition
HCFP/Capital Partners 36B-4 LLC	1,000,000
Stuart Benson	775,376
Executive Direct, Inc.	2,000,000
SGSP Inc.	3,702,676
Nutraglobal, LLC	250,000
Robert Bernstein	200,000
Dubreville Family Trust, 7/1/97, Anthony M. Dubreville, Trustee	100,000
Hayes Family Trust	100,000
Seth D. Moskowitz	48,895
Jared Toren	50,000
SIGROUP Ventures, LLC	4,000,000
Palmerhouse Freestyle Fund 1 LLC	25,000
Nuview Trust Company Custodian FBO Michael Greenberg IRA	25,000
HCFP/Direct Investments LLC	15,000
Joshua R. Lamstein C/F Ruby Lamstein – UTMA/NY	10,000
Joshua R. Lamstein C/F Nico Lamstein – UTMA/NY	10,000
Joshua R. Lamstein C/F Goldie Lamstein – UTMA/NY	10,000
Makers Nutrition	200,000

Schedule B

GSP Shareholder	Company Common Stock
HCFP/Capital Partners 36B-4 LLC	3,394
Stuart Benson	2,632
Executive Direct, Inc.	6,788
SGSP Inc.	12,567
Nutraglobal, LLC	848
Robert Bernstein	679
Dubreville Family Trust, 7/1/97, Anthony M. Dubreville, Trustee	339
Hayes Family Trust	339
Seth D. Moskowitz	166
Jared Toren	170
SIGROUP Ventures, LLC	13,576
Palmerhouse Freestyle Fund 1 LLC	85
Nuview Trust Company Custodian FBO Michael Greenberg IRA	85
HCFP/Direct Investments LLC	51
Joshua R. Lamstein C/F Ruby Lamstein – UTMA/NY	34
Joshua R. Lamstein C/F Nico Lamstein – UTMA/NY	34
Joshua R. Lamstein C/F Goldie Lamstein – UTMA/NY	34
Makers Nutrition	679